Sub-Item 77Q1: Exhibits
               (g)(1) Merger Agreement

                       BANCROFT CONVERTIBLE FUND, INC.

      AGREEMENT OF MERGER (the "Agreement"), dated as of November 18, 2005, by and between Bancroft Convertible Fund, Inc., a Delaware corporation (the
"Company"), and Bancroft Fund, a Delaware statutory trust (the "Trust").
BACKGROUND
      The Company is organized as a management investment company and is registered with the Securities and Exchange Commission under the Investment
Company Act of 1940, as amended.  The Company's shares of common stock currently trade on the American Stock Exchange ("AMEX").
      The Company desires to change its form of organization by merging with and into the Trust (the "Merger").  In anticipation of the Merger, the Board of
Trustees of the Trust has established the Trust and has designated one class of shares of beneficial interest in the Trust (the "Trust Shares").
      The Merger is subject to, and shall be effected in accordance with, the terms of this Agreement.  This Agreement is intended to be and is adopted by the Company, and by the Trust, as a Plan of Reorganization within the meaning of the regulations under Section 368(a) of the Internal Revenue Code of 1986, as amended.
      NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.	Definitions.
Any capitalized terms used herein and not otherwise defined shall have the meanings set forth in the preamble or background to this Agreement.  In addition, the following terms shall have the following meanings:
      1.1	"Assets" shall mean all assets including, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on the Company's books, and other property owned by the Company immediately prior to the Effective Time.
      1.2	"Closing" shall mean the consummation of the transactions described in Sections 2.1 and 2.2 of this Agreement, together with the related acts necessary to consummate the Merger, to occur on the date set forth in Section
3.1.
      1.3	"Code" shall mean the Internal Revenue Code of 1986, as amended.
      1.4	"Company Shares" shall mean the Common Stock, par value $0.01 per share of the Company outstanding immediately prior to the Merger.
      1.5	"Effective Time" shall have the meaning set forth in Section 3.1.
      1.6	 "Liabilities" shall mean all liabilities of the Company including, without limitation, all debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not determinable immediately prior to the Effective Time, and whether or not specifically referred to herein.
      1.7	 "Registration Statement" shall have the meaning set forth in
Section 5.4.
      1.8	"RIC" shall mean a "regulated investment company" (as defined under
Subchapter M of the Code).
      1.9	"SEC" shall mean the Securities and Exchange Commission.
      1.10	"Shareholder(s)" shall mean the Company's shareholder(s) of record, determined as of immediately prior to the Effective Time.
      1.11	"Shareholders Meeting" shall have the meaning set forth in Section
5.1.
      1.12	"Transition Share" shall have the meaning set forth in Section 5.2.
      1.13	"Trust Shares" shall mean those shares of beneficial interest in the
Trust issued in accordance with this Agreement.
      1.14	"1940 Act" shall mean the Investment Company Act of 1940, as amended.
2.	Agreement of Merger.
      2.1	The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 3.1), the
Company shall be merged with and into the Trust, whereupon the separate existence of the Company shall cease.  The Trust shall be the surviving entity
(sometimes hereinafter referred to as the "Surviving Entity") in the Merger and shall be governed by the Delaware Statutory Trust Act (the "DSTA") and other applicable laws of the State of Delaware.  The Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended and in the DSTA and the Trust shall succeed, without other transfer, to all of the Assets of the Company, and shall assume and be subject to all of the
Liabilities of the Company.
Such transaction shall take place at the Closing.
      2.2	Effect of Merger on Capital Stock.  At the Effective Time, as a
result of the Merger and without any action on the part of the Company, the
Trust, the Shareholders or the holder of the Transition Share:
(a)	Each full and/or fractional Company Share, issued and
outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one full and/or fractional paid and non-
assessable Trust Share, par value $0.01, of the Trust, and all
Company Shares shall, simultaneously with such conversion, cease to exist.
(b)	The Transition Share shall be cancelled and shall cease to
exist.
      2.3	Certificates.  At and after the Effective Time, all of the
outstanding certificates which immediately prior thereto represented Company
Shares shall be deemed for all purposes to evidence ownership of and to represent Trust Shares, into which the Company Shares represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Trust or its transfer agent.  The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Trust or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the Trust Shares evidenced by such outstanding certificate, as above provided.
      2.4	The Certificate of Trust.  The certificate of trust of the Trust in effect at the Effective Time shall be the certificate of trust of the Surviving
Entity, until amended in accordance with the provisions provided therein or applicable law.
      2.5	The Agreement and Declaration of Trust.  The agreement and
declaration of trust of the Trust in effect at the Effective Time shall be the agreement and declaration of trust of the Surviving Entity, until amended in accordance with the provisions provided therein or applicable law.
      2.6	The Bylaws.  The bylaws of the Trust in effect at the Effective Time shall be the bylaws of the Surviving Entity, until amended in accordance with the provisions provided therein or applicable law.
      2.7	Provided that the conditions set forth in Section 6 have been fulfilled or waived in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 10, on the date of the
Closing of the Merger, the Trust shall cause a Certificate of Merger to be executed and filed with the Secretary of State of Delaware (the "Delaware
Certificate of Merger") at the Effective Time.  Concurrently with the filing of the Delaware Certificate of Merger, the Trust shall file a copy of the
Agreement with the Secretary of State of Delaware; provided, however, that the filing of Delaware Certificate of Merger and the Agreement as aforesaid shall not be required if the Merger shall not have been consummated.
      2.8	Any reporting responsibility of the Company to a public authority is and shall remain its responsibility up to and including the Effective Time.
3.	Closing.
      3.1	The Closing shall occur at the principal office of the Company on
February 28, 2006, or on such other date and at such other place upon which the parties may agree.  All acts taking place at the Closing shall be deemed to take place simultaneously as of the Company's and the Trust's close of business on the date of the Closing or at such other time as the parties may agree (the
"Effective Time").
      3.2	The Company and the Trust shall deliver to the other at the Closing a certificate executed in its name by the Chairman, its President or a Vice
President in form and substance satisfactory to the recipient and dated the
Effective Time, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time except as they may be affected by the transactions contemplated by this Agreement.
4.	Representations and Warranties.
      4.1	The Company represents and warrants as follows:
      (a)	The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;
      (b)	The Company is duly registered as a closed-end management
investment company under the 1940 Act, and such registration is in full force and effect;
      (c)	The Company is a RIC; the Company qualified for treatment as a
RIC for each taxable year since it commenced operations that has ended (or will end) before the Closing and will continue to meet all the requirements for such qualification for its current taxable year (and the
Assets will be invested at all times through the Effective Time in a manner that ensures compliance with the foregoing); the Company has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it; and the
Company has made all distributions for each calendar year that has ended
(or will end) before the Closing that are necessary to avoid the imposition of federal excise tax or has paid or provided for the payment of any excise tax imposed for any such calendar year;
      (d)	The Liabilities were incurred by the Company in the ordinary course of their business and are associated with the Assets;
      (e)	The Company is not under the jurisdiction of a court in a
proceeding under Title 11 of the United States Code or similar case within the meaning of Section 368(a)(3)(A) of the Code;
      (f)	As of the Effective Time, the Company will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire Company Shares;
      (g)	The Board of Directors of the Company has declared the
advisability of the Merger and has approved this Agreement and the Merger hereby contemplated, and at the Effective Time, the performance of this
Agreement shall have been duly authorized by all necessary action by the
Shareholders; and
      (h)	The fair market value of the Assets of the Company succeeded to by the Trust will equal or exceed the sum of the Liabilities assumed by the Trust plus the amount of Liabilities, if any, to which such Assets are subject.
      4.2	The Trust represents and warrants as follows:
      (a)	The Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware, and its
Certificate of Trust has been duly filed in the office of the Secretary of
State of Delaware;
      (b)	The Trust is organized as a closed-end management investment company under the 1940 Act;
      (c)	The Trust has not commenced operations nor will it commence
operations until after the Closing;
      (d)	Prior to the Effective Time, there will be no issued and
outstanding Trust Shares or any other securities issued by the Trust, except as provided in Section 5.2;
      (e)	The Trust Shares to be issued, at the Effective Time, have been duly authorized and, when issued as provided herein, will be duly and validly issued and outstanding shares of the Trust, fully paid and nonassessable;
      (f)	The Trust will be a "fund" as defined in Section 851(g)(2) of the Code and will meet all the requirements for a "fund" to qualify for treatment as a RIC for its taxable year in which the Merger occurs;
      (g)	The Trust has no plan or intention to issue additional Trust
Shares following the Merger except for shares issued in the ordinary course of its business as a closed-end investment company; nor does the
Trust have any plan or intention to redeem or otherwise reacquire any
Trust Shares issued pursuant to the Merger, other than in the ordinary course of such business;
      (h)	The Trust has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of its business or dispositions necessary to maintain its qualification as a RIC, although in the ordinary course of its business the Trust will continuously review its investment portfolio (as the Company did before the Merger) to determine whether to retain or dispose of particular stocks or securities, including those included in the Assets; and
      (i)	There is no plan or intention for the Trust to be dissolved or merged into another corporation or statutory trust (or "fund" thereof
(within the meaning of Section 851(g)(2) of the Code)) following the
Merger.
      4.3	Each of the Company and the Trust represents and warrants as follows:
      (a)	The fair market value of the Trust Shares received by each
Shareholder will be equal to the fair market value of the Company Shares of the Company surrendered in exchange therefor;
      (b)	Immediately following consummation of the Merger, the
Shareholders will own all the Trust Shares and will own such shares solely by reason of their ownership of the Company Shares immediately before the
Merger;
      (c)	The Shareholders will pay their own expenses, if any, incurred in connection with the Merger;
      (d)	There is no intercompany indebtedness between the Company and the Fund that was issued or acquired, or will be settled, at a discount;
and
      (e)	Immediately following consummation of the Merger, the Trust will hold the same assets, except for assets distributed to shareholders in the course of its business as a RIC and assets used to pay expenses incurred in connection with the Merger, and be subject to the same liabilities that the Company held or was subject to immediately prior to the Merger. Assets used to pay (i) expenses, and (ii) distributions (other than regular, normal distributions), made by the Company after the date of this
Agreement will, in the aggregate, constitute less than one percent (1%) of its net assets.
5.	Covenants.
      5.1	As soon as practicable after the date of this Agreement, the Company shall call a meeting of its Shareholders (the "Shareholders Meeting") to consider and act on this Agreement and, in connection therewith, the merger of the Company.  The Board of Directors of the Company has declared the advisability of the Merger and will recommend that the Shareholders approve this Agreement and, in connection therewith, the Merger of the Company with and into the Trust.
      5.2	Prior to the Closing, the Trust shall issue to the Company one Trust
Share (which shall, until the Effective Time, constitute the sole issued and outstanding Trust Share) (the "Transition Share"), and shall prepare and distribute to the holder of the Transition Share an information statement in which the Trust shall request such holder to consider and act on this Agreement and, in connection therewith, the merger of the Company with and into Trust.
The Board of Trustees of the Trust shall recommend that the holder of the
Transition Share approve this Agreement and, in connection therewith, the merger of the Company with and into the Trust.
      5.3	Prior to Closing, provided that the Shareholders have approved the
Agreement, the Company, as holder of the Transition Share, shall vote such share (i) to elect the Company's directors as the Trust's trustees (to serve for a period of time corresponding to such directors' current term as directors of the Company), except as they may resign or be removed by action of the
Trust's trustees or shareholders), (ii) to ratify the selection of the Trust's independent accountants, (iii) to approve the Trust's Investment Advisory
Agreement and (iv) to approve the Agreement.  Approval by the Shareholders of this Agreement will authorize the Company to vote for the matters set forth in this Section.
      5.4	Prior to the Closing, the Trust shall enter into an Investment
Advisory Agreement; and shall enter into or adopt, as appropriate, such other agreements as are necessary for the operation of the Trust as a closed-end management investment company.  Each such agreement shall have been approved by the Trust's trustees and, to the extent required by law, by such of those trustees who are not "interested persons" of the Trust (as defined in the 1940
Act) and by the Company as the initial sole shareholder of the Trust.
      5.5	Prior to Closing, the Trust shall file with the SEC an amendment to the Company's Registration Statement on Form N-8A under the 1940 Act (the
"Registration Statement"), which will adopt the Company's Registration
Statement as the Trust's Registration Statement.
6.	Conditions Precedent.
      The obligations of the Company, and of the Trust will be subject to
(a) performance by the other party of all its obligations to be performed hereunder at or before the Effective Time, (b) all representations and warranties of the other party contained herein being true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated hereby, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, and (c) the further conditions that, at or before the Effective Time:
      6.1	The Shareholders shall have approved this Agreement and the
transactions contemplated by this Agreement  in accordance with applicable law.
The Company, as holder of the Transition Share, shall have approved this
Agreement in accordance with applicable law.
      6.2	All necessary filings shall have been made with the SEC and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the parties to carry out the transactions contemplated hereby. All consents, orders, and permits of federal, state, and local regulatory authorities (including the SEC and state securities authorities) deemed necessary by either the Company or the Trust to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain such consults, orders, and permits would not involve a risk of a material adverse effect on the assets or properties of either the Company or the Trust, provided that either the
Company or the Trust may for itself waive any of such conditions.
      6.3	Each of the Company and the Trust shall have received an opinion from
Ballard Spahr Andrews & Ingersoll, LLP as to the federal income tax consequences mentioned below.  In rendering such opinion, such counsel may rely as to factual matters, exclusively and without independent verification, on the representations made in this Agreement (or in separate letters of representation that the Company and the Trust shall use their best efforts to deliver to such counsel) and the certificates delivered pursuant to
Section 3.2.  Such opinion shall be substantially to the effect that, based on the facts and assumptions stated therein and conditioned on consummation of the
Merger in accordance with this Agreement, for federal income tax purposes, the
Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and the Company and the Trust will be "a party to a reorganization"
within the meaning of section 368(b) of the Code.
      6.4	No application to deregister the Company as a registered investment company on Form N-8F has been filed with the SEC.
      6.5	The Trust shall have adopted the Company's Registration Statement under the 1940 Act, as the Trust's Registration Statement.
      6.6	All necessary actions and filings have been made with the AMEX to list the Trust Shares.
      At any time prior to the Closing, any of the foregoing conditions (except those set forth in Sections 6.1 and 6.3) may be waived by the directors/trustees of either the Company or the Trust if, in their judgment, such waiver will not have a material adverse effect on the interests of the
Company's Shareholders.
7.	Expenses.
      Except as otherwise provided in Section 4.3(c), all expenses incurred in connection with the transactions contemplated by this Agreement will be paid from the assets of the Company or the Trust.
8.	Entire Agreement.
      Neither party has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the parties.
9.	Amendment.
      This Agreement may be amended, modified, or supplemented at any time, notwithstanding its approval by the Shareholders or the holder of the
Transition Share, in such manner as may be mutually agreed upon in writing by the parties; provided that following such approval no such amendment shall have a material adverse effect on the Shareholders' interests or the interests of the holder of the Transition Share.
10.	Termination.
      This Agreement may be terminated at any time at or prior to the Effective
Time, whether before or after approval by the Shareholders or the holder of the
Transition Share:
      10.1	By either the Company or the Trust (a) in the event of the other party's material breach of any representation, warranty, or covenant contained herein to be performed at or prior to the Effective Time, (b) if a condition to its obligations has not been met and it reasonably appears that such condition will not or cannot be met, or (c) if the Closing has not occurred on or before
June 30, 2006; or
      10.2	By the parties' mutual agreement.
      Except as otherwise provided in Section 7, in the event of termination under Sections 10.1(c) or 10.2, there shall be no liability for damages on the part of either the Company or the Trust, to the other.
11.	Miscellaneous.
      11.1	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware; provided that, in the case of any conflict between such laws and the federal securities laws, the latter shall govern.
      11.2	Nothing expressed or implied herein is intended or shall be
construed to confer upon or give any person, firm, trust, or corporation other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.
      11.3	The execution and delivery of this Agreement have been
authorized bythe Trust's trustees, and this Agreement has been executed and delivered by a duly authorized officer of the Trust in his or her capacity as an officer of the Trust intending to bind the Trust as provided herein, and no officer, trustee or shareholder of the Trust shall be personally liable for the liabilities or obligations of the Trust incurred hereunder.
      11.4	The execution and delivery of this Agreement have been
authorized by the Company's directors, and this Agreement has been executed and delivered by a duly authorized officer of the Company in his or her capacity as an officer of the Company intending to bind the Company as provided herein, and no officer, director or Shareholder of the Company shall be personally liable for the liabilities or obligations of the Company incurred hereunder


      IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officers as of the day and year first written above.
                                               BANCROFT CONVERTIBLE FUND, INC.

Attest:                                        By: /s/ Thomas H. Dinsmore
/s/ H. Tucker Lake, Jr.                        Title: Chairman of the Board


                                               BANCROFT FUND

Attest:                                        By: /s/ Gary I. Levine
/s/ H. Tucker Lake, Jr.                        Title: Chief Financial Officer